EXHIBIT 99.3

Stock Offering

Questions
&
Answers
Monarch Community Bancorp, Inc.

THE STOCK OFFERED IN THE CONVERSION IS NOT A DEPOSIT OR AN ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS ACCOMPANIED BY A STOCK ORDER FORM AND CERTIFICATION FORM.

Facts About Conversion

The Board of Directors of Branch County Federal Savings and Loan Association (the "Bank") unanimously adopted a Plan of Conversion (the "Plan") to convert from a mutual savings association to a stock savings and association.

This brochure answers some of the most frequently asked questions about the Plan and about your opportunity to invest in Monarch Community Bancorp, Inc. (the "Company"), the newly formed corporation that will serve as the holding company for the Bank following the conversion.

Investment in the stock of Monarch Community Bancorp, Inc. involves certain risks. For a discussion of these risks and other factors, investors are urged to read the accompanying prospectus, especially the discussion under the heading "Risk Factors."

Why is the Bank converting to stock form?

The stock form of ownership is used by most business corporations and savings institutions. Through the sale of stock, the Bank will raise additional capital enabling it to:

  support and expand its current financial and other services; and
  allow customers and friends to purchase stock and share in the Company's and the Bank's future.

Will the Plan affect any of my deposit accounts or loans?

No. The Plan will have no effect on the balance or terms of any savings account or loan, and your deposits will continue to be federally insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum legal limit. Your savings account is not being converted to stock.

Who is eligible to purchase stock in the subscription offering?

Certain past and present depositors and borrowers of the Bank, and the Bank's employee stock ownership plan.

How many shares of stock are being offered and at what price?

Monarch Community Bancorp, Inc is offering up to 1,725,000 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share through the prospectus.

How much stock may I buy?

The minimum order is 25 shares. Generally, no person may purchase more than $125,000 of common stock and no person, together with associates of and persons acting in concert with such person, may purchase more than $250,000 of common stock.

Do members have to buy stock?

No. However, the Plan will allow the Bank's depositors and borrowers an opportunity to buy stock and become charter shareholders of the holding company for the local financial institution with which they do business.

How do I order stock?

You must complete the enclosed Stock Order Form and Certification Form. Instructions for completing your Stock Order Form and Certification Form are contained in this packet. Your order must be received by 12:00 Noon, Coldwater, Michigan time, on June __, 2002.

How may I pay for my shares of stock?

First, you may pay for stock by check or money order. Interest will be paid by the Bank on these funds at the statement savings rate, which is currently ___% per annum, from the day the funds are received until the completion or termination of the Plan. Second, you may authorize us to withdraw funds from your Bank savings account or certificate of deposit for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until completion or termination of the Plan.

Can I purchase shares using funds in my Bank IRA account?

Yes. However, to use funds in an Individual Retirement Account at Branch County, you must transfer your account to a self directed account with an unaffiliated institution or broker. Please call our Stock Information Center at least one week before the end of the offering for additional information and assistance.

Will the stock be insured?

No. Like any other common stock, the Company's stock will not be insured.

Will dividends be paid on the stock?

The Board of Directors of the Company intends to pay a cash dividend in the future, subject to our financial condition, regulatory limits and other factors. No decision has been made as to the amount or timing of such dividends, if any.

How will the stock be traded?

The Company's stock is expected to trade on the Nasdaq SmallCap Stock Market. However, no assurance can be given that an active and liquid market will develop.

Are officers and directors of the Bank planning to purchase stock?

Yes! The Bank's officers and directors plan to purchase, in the aggregate, $1,420,000 worth of stock or approximately 8.2% of the stock offered at the maximum of the offering range.

Will I pay a commission?

No. You will not be charged a commission or fee on the purchase of shares in the conversion.

Should I vote?

Yes. Your "YES" vote is very important!

PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS!

Why did I get several proxy cards?

If you have more than one account, you could receive more than one proxy card, depending on the ownership structure of your accounts.

How many votes do I have?

Your proxy card(s) show(s) the number of votes you have. Every depositor entitled to vote may cast one vote for each $100, or fraction thereof, on deposit as of the voting record date.

May I vote in person at the special meeting?

Yes, but we would still like you to sign and mail your proxy today. If you decide to revoke your proxy you may do so by giving notice at the special meeting.

FOR ADDITIONAL INFORMATION YOU MAY CALL OUR STOCK INFORMATION CENTER BETWEEN 9:00 A.M. AND 4:30 P.M. MONDAY THROUGH FRIDAY.

STOCK INFORMATION CENTER

(517) ___-____

Monarch Community Bancorp, Inc.

375 North Willowbrook Road

Coldwater, Michigan 49036